Exhibit 99.1

CTC MEDIA APPOINTS BORIS PODOLSKY AS CHIEF FINANCIAL OFFICER

Moscow – November 21, 2007 – CTC Media, Inc. (NASDAQ: CTCM), Russia’s leading independent television broadcaster, announced today the appointment of Boris Podolsky, 34, as Chief Financial Officer of the Company. Mr. Podolsky will join the Company effective December 10, 2007.

Alexander Rodnyansky, Chief Executive Officer of CTC Media, said, “Boris brings to CTC Media a broad base of knowledge and expertise in different areas of finance. Boris’s significant experience in US public company reporting and compliance will be an asset to CTC as we continue to execute on our growth strategy. On behalf of CTC Media, we welcome Boris and look forward to his joining our Company and contributing to our continued growth and success.”

Boris Podolsky commented, “I am very excited to be joining CTC Media, which is well positioned to continue to capitalize on the rapid growth of the Russian television market and a number of expansion opportunities in the CIS region. I look forward to working with the CTC management team to implement the Company’s strategic plan and enhance shareholder value.”

Mr. Podolsky, a Certified Public Accountant, has served as Director, Finance, Corporate Reporting and Compliance of Mobile TeleSystems (MTS) since 2004. MTS is a New York Stock Exchange-listed company and the largest mobile phone operator in Russia and the CIS, with more than 79 million subscribers. While at MTS, he was instrumental in building a centralized finance function with both strategic and operational capabilities. He also participated in the integration and restructuring of its numerous legal entities, briefly serving as acting Chief Financial Officer for MTS in 2006. Since March 2007, Mr. Podolsky was officially responsible for the tax, accounting and reporting functions at MTS. From 1994 to 2004, he held numerous positions at Ernst & Young, including five years as Manager, Assurance and Compliance, Corporate Finance & Transaction Support – USA, where he provided audit and transaction support services for a number of global media companies. He most recently served as Senior Manager of Assurance and Compliance – Russia where he provided project leadership for several pre-IPO projects. Mr. Podolsky received a Masters in Economics, with Honors, from St. Petersburg University of Economics and Finance.

In connection with joining the Company as CFO, the Company has agreed to grant to Mr. Podolsky an option to purchase 400,000 shares of its common stock at an exercise price equal to the closing trading price of the common stock on his first day of employment, December 10, 2007. Subject to certain limited exceptions, the option will vest as to 100,000 shares on the first anniversary of the grant date and as to the balance in 12 equal quarterly installments thereafter.

About CTC Media, Inc.

Based in Moscow, CTC Media, Inc. was formed in 1989 to pursue commercial media and advertising opportunities in Russia. The Company owns and operates the CTC television network, whose signal is carried by more than 340 affiliate stations, including 18 owned-and-operated stations; and the Domashny television network, whose signal is carried by over 220 affiliate stations, including ten owned-and-operated stations. The Company is traded on The Nasdaq Global Select Market under the symbol: “CTCM”. For more information on CTC Media, please visit: www.ctcmedia.ru.

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Contacts:

CTC Media, Inc.

Konstantin Vorontsov (media)

Dmitry Barsukov, Katya Ostrova (investors)

+ 7 495 783 3650

Brainerd Communicators, Inc.

Jenna Focarino (media)

Michael Smargiassi (investors)

+1 212 986 6667

Certain statements in this press release that are not based on historical information are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements, which include, among other things, our ability to execute on our growth strategy, reflect the Company’s current expectations concerning future results and events. These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of CTC Media to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. The potential risks and uncertainties that could cause actual future results to differ from those expressed by forward-looking statements include, among others, risks related to further limitations on the amount of advertising time permitted on Russian television from 2008; changes in the size of the Russian television advertising market; our ability to deliver audience share, particularly in primetime, to our advertisers; free-to-air television remaining a significant advertising forum in Russia; our reliance on a single television advertising sales house for substantially all of our revenues; and restrictions on foreign involvement in the Russian television business. These and other risks are described in the “Risk Factors” section of CTC Media’s quarterly report on Form 10-Q filed with the SEC on October 30, 2007. Other unknown or unpredictable factors could have material adverse effects on CTC Media’s future results, performance or achievements. In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed herein may not occur. You are cautioned not to place undue reliance on these forward-looking statements. CTC Media does not undertake any obligation to publicly update or revise any forward-looking statements because of new information, future events or otherwise.